Exhibit 10.1

English Summary of Spanish Language SHARE PURCHASE AGREEMENT

General

     The Share Purchase Agreement (the “Agreement”), dated December 16, 2008, is among MTM S.r.L., an indirect, wholly owned subsidiary of Fuel Systems Solutions, Inc. (“Fuel Systems”) as buyer (the “Buyer”) and Alessandro Carlo Evi and Susana Iallonardi, collectively as sellers (the “Sellers”). The Sellers together own all of the outstanding equity of Distribuidora Shopping S.A., a company organized under the laws of the Republic of Argentina

(“Distribuidora”). The Sellers and Distribuidora together own all of the outstanding equity of

Tomasetto Achille S.A. , a company organized under the laws of the Republic of Argentina

(“Tomasetto” and together with Distribuidora, the “Companies”). The Companies manufacture, import, export and market natural gas kits for vehicles (the “Companies’ Business”).

     At the closing of the transaction described in the Share Purchase Agreement the Sellers will transfer 100% of the equity of the Companies (the “Companies’ Shares”) to the Buyer. The closing is expected to occur on January 15, 2009. However, because the closing is subject to certain conditions, the parties cannot predict exactly when the closing will occur or if it will occur at all.

Purchase Consideration

     In exchange for the Companies’ Shares, the Buyer will pay an aggregate purchase price of $22.0 million, in U.S. dollars, subject to upward adjustment by adding to the purchase price the Companies cash and bank account balances at the time of the closing and to downward adjustment by subtracting from the purchase price the Companies’ Financial Debt (as defined below) at the time of the closing. Post-closing adjustments to the purchase price are described in further detail below.

     At the time of the signing of the Share Purchase Agreement, the Buyer paid the Sellers $2.0 million in cash as a down payment on the purchase price. The down payment may be forfeit by the Sellers if the Share Purchase Agreement is terminated in certain circumstances as described more fully below under “Termination.” The Sellers’ obligation to repay the down payment in those circumstances is secured by the Companies’ inventory until the closing.

At the closing, the Buyer shall pay the Sellers:

·	an additional	$5.7 million in cash; and

·	an additional	$10.0 million in cash which will be deposited into an escrow fund which will be used to purchase 322,800 shares of Fuel Systems common stock on behalf of the Sellers in a private placement transaction. Of these shares, 129,120 will remain in escrow for up to six years in order to cover unknown or contingent liabilities and to satisfy any claims for indemnification that the Buyer may have against the Sellers during that time. The Buyer’s losses will not be limited to the

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value of the escrow shares, but the Buyer must deplete the escrow shares before seeking any amount in cash from the Sellers. The remaining 193,680 shares will be released from escrow and given to the Sellers immediately following the closing.

The balance of any amount owing after these payments have been made to the Sellers shall be determined and paid after the closing as described below.

Post-Closing Adjustments

     Following the closing, the Companies will each prepare certificates (the “Closing Certificates”) reflecting each Company’s cash and bank account balances and Financial Debt as of the closing. “Financial Debt” is calculated according to Argentine GAAP and includes all obligations of the Companies for borrowed money including, but not limited to, obligations for conditional sales of assets, deferred purchase price of assets, debt of third parties secured by the Companies’ assets or guaranteed by the Companies and rental or lease obligations for capital goods.

     Each of the Closing Certificates shall be audited by the Buenos Aires offices of Deloitte & Touche LLP. The Buyer will have an opportunity to review the work papers relating to the Closing Certificates. If the Buyer and the Sellers cannot agree on the amounts stated in the Closing Certificates, then they have agreed to submit the matter to binding arbitration. Once this process is completed, the amounts stated in the Closing Certificates will be final and shall be used to make any appropriate purchase price adjustments. Any purchase price adjustments must be paid either from the Buyer to the Sellers or from the Sellers to the Buyer within five business days after the Closing Certificates become final.

Conditions to the Closing

     Each party’s obligation to close the transactions contemplated by the Agreement is subject to the satisfaction or waiver by each of the parties, at or prior to the closing, of various conditions, which include the following, among others:

·	the lease agreement between Distribuidora and Nacion Leasing S.A. (the “Leasing
Agreement”) has been assigned to the Sellers or their assigns (the “Leasing
Assignee”);

·	Distribuidora, as lessee, has entered to a lease with the Leasing Assignee, as lessor;

·	the Sellers and Fuel Systems have entered into an agreement for the private placement of the common stock that is part of the purchase price;

·	the parties have entered into escrow agreements with escrow agents to control the cash intended to be used to purchase the Fuel Systems common stock and to control the shares of Fuel Systems common stock that will be held in escrow after the closing; and

·	Mr. Evi and Distribuidora have entered into an employment agreement.

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Representations and Warranties

     The Agreement contains customary representations and warranties of the Buyer and the Sellers relating to, among other things:

·	the parties’ individual and corporate authority to enter into the Agreement and other corporate matters; and

·	the absence of any conflicts or violations of each party’s governing documents and agreements as a result of the Agreement.

     In addition, the agreement contains customary representations and warranties of the Sellers relating to, among other things:

·	the	Companies’	capital structure and ownership of the Companies’ Shares;
·	the	Companies’	subsidiaries;
·	the	Companies’	compliance with Argentine law, regulations and required permits;
·	legal proceedings related to the Companies;
·	the	Companies’	title to their assets;
·	the	Companies’	real property and leaseholds;
·	the accuracy of financial statements and books and records of the Companies;
·	the	Companies’	employee benefits, labor relations and related matters;
·	the	Companies’	ownership and use of intellectual property;
·	the	Companies’	accounts payable and receivable;
·	any material adverse changes in regards to the Companies since April 30, 2008;
·	environmental matters related to the Companies;
·	the	Companies’	contracts and commitments;
·	the	Companies’	clients and inventory;
·	the	Companies’	filing of tax returns and payment of taxes; and
·	any material misstatement or omission of any material fact.

     The representations and warranties are, in some respects, qualified by materiality and knowledge.

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Conduct of Companies’ Business Pending the Merger

The Sellers agree that until the closing they will:

·	cause the Companies to conduct their business in the ordinary course in accordance with past practices and in compliance with all applicable laws;

·	preserve the organization of the Companies;

·	use their best efforts to keep available to the Buyer the services of the Companies’
respective employees;

·	cause the Companies to maintain accurate books and records in accordance with
Argentine GAAP consistent with the financial statements presented to the Buyer;

·	cause the Companies to maintain accounting controls to monitor that transactions are executed with authorization of the Companies’ boards of directors and that transactions are recorded as necessary to permit preparation of financial statements and to maintain the accounting of the Companies’ assets;

·	not take and cause the Companies not to take any action that would cause the representations and warranties contained in the Agreement to be not true and correct as of the closing;

·	give the Buyer prompt notice of any event, condition or circumstance that would constitute a breach or violation of any representation, warranty, covenant or agreement of the Agreement; and

·	not declare or distribute, or permit the Companies not to declare or distribute, cash, stock or other dividends, offer or issue shares, increase or reduce their capital and, in general, carry out any kind of distributions, whether through release of reserves, issuance premium or otherwise other than the dividends required to pay the assignment price of the Leasing Agreement.

Covenants of the Parties

The parties agreed to the following covenants:

1.	Tax Matters:

	·	Sellers will prepare and file, or cause to be prepared and filed, all tax returns related to the Companies which are due before the closing.

	·	If the Companies have a tax adjustment related to a time period prior to the closing, and if that adjustment is not the result of a change in the tax laws, and if such adjustment decreases deductions or credits or increases income for the
Companies for any taxable period ending after the closing, then the Sellers

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shall pay the Buyer an amount equal to the Buyer’s pro rata share of the tax detriment resulting from such adjustment.

	·	After the closing, the parties shall cooperate on tax matters related to the
Companies.

	·	The Sellers and the Buyer shall each be responsible for a portion of the taxes payable as a result of the transactions contemplated by the Agreement. The
Sellers shall file all tax returns related to the sale of the Companies’ Shares.

2.	Expenses and Finder’s Fees:

	·	Each of the parties shall be responsible for their own expenses incurred in connection with the transactions contemplated by the Agreement.

	·	None of the parties has taken any action with respect to the Agreement and the transactions contemplated by it that would give rise to any valid claims for a brokerage commission, finder’s fee or similar payment.

3.	Access to Information and Confidentiality:

	·	The parties will grant each other reasonable access to any information reasonably necessary for financial reporting, accounting, tax preparation and reports or the defense of any tax claims or assessments.

	·	The Sellers will hold in strict confidence all documents and information concerning the Companies and all documents or information concerning the
Buyer that was furnished to the Sellers, except to the extent that such information can be shown (i) to have been previously known by the Sellers prior to its disclosure to the Sellers by the Buyer, (ii) to be in the public domain through no fault of the Sellers or (iii) later lawfully acquired by the
Sellers from sources that are not known to be under an obligation of confidentiality.

4.	Dissemination of Information:

	·	The parties agree that no press releases or public announcement shall be made regarding any aspect of the transaction contemplated by the Agreement without the prior consent of the other parties, except as required by law or the rules of the Nasdaq Stock Market, in which case the party required to make the announcement shall allow the other parties reasonable time to comment on such announcement prior to its issuance.

	·	The Buyer represents that it shall keep the purchase price confidential subject to the stated exceptions.

5.	Buyer’s Covenant Regarding Conduct of Distribuidora’s Business Prior to Closing:

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	·	The Buyer agrees not to question certain specified actions taken by
Distribuidora prior to the closing.

6.	Leasing Agreement:

	·	The Sellers will take all actions necessary for Distribuidora to assign the
Leasing Agreement to the Sellers or their designees prior to the closing.

7.	Representations and Warranties:

	·	The parties agree that each of their respective representations and warranties contained in the Agreement will be true and correct and deemed to be made again at the closing.

Non-Compete, Non-Solicitation and Confidential Information

Each of the Sellers agrees that:

·	as of the closing he or she shall not own, manage, operate, control or be employed by any business engaged in the Companies’ Business;

·	for five years following the closing or five years after he or she ceases to be employed by either of the Companies, he or she shall not directly or indirectly, in Argentina or any geographical region or market where the Buyer and its affiliated companies carries out business related to the Companies Business, (i) engage in, own, manage, handle, conduct or control any business directly or indirectly related to the
Companies’ Business or (ii) provide advice or services, or otherwise assist any other person, association or entity that is directly or indirectly engaged in the Companies’
Business;

·	for five years following the closing or five years after he or she ceases to be employed by either of the Companies, he or she shall not directly or indirectly solicit for employment any person who was an employee of either of the Companies at the time of the closing or one year prior to the closing; and

·	he or she will not disclose to any person not employed by the Companies or engaged to render services to the Companies, and that he or she shall not use for the benefit of himself or herself or others, any confidential or proprietary information of the
Companies, including but not limited to, trade secrets, customer lists, financial data and operational methods.

Termination

The Agreement may be terminated in writing at any time prior to the closing as set forth below:

· by mutual consent of the Buyer and the Sellers;

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·	by the Buyer, if either of the Sellers have breached any material representations or warranties or defaulted on any material obligations contained in the Share Purchase
Agreement and such breach or default shall not have been cured or waived by January
15, 2009 (in which case the Sellers shall return the $2.0 million purchase price down payment to the Buyer plus pay the Buyer an additional $2.0 million within five business days following the notice of termination);

·	by the Sellers, if the Buyer has breached any material representations or warranties or defaulted on any material obligations hereunder and such breach or default has not been cured or waived by January 15, 2009 (in which case the Buyer shall forfeit the
$2.0 million purchase price down payment, which shall be kept by the Sellers); or

·	by any of the parties, without liability to any of them, if (i) the Leasing Agreement has not been assigned to the Sellers or their designees as of January 15, 2009 through no fault of the parties; and/or (ii) if any of the parties is unable to state the truth of its representations and warranties contained in the Share Purchase Agreement as of the closing for reasons not caused by the defaulting party (in which case the Sellers shall return the $2.0 million purchase price down payment to the Buyer within five business days after the date of the termination notice).

     If this Agreement is terminated and the transactions contemplated by it are not consummated, the Agreement will be of no further force or effect except for Buyer’s obligation to keep confidential certain information and data obtained by it relating to the Companies and for the parties’ obligations to submit any claims that may arise in connection with the Agreement to arbitration.

Indemnification

     The Sellers jointly and severally agree to indemnify and hold the Buyer harmless for all losses resulting from (a) the breach of any representation or warranty made by either of the Sellers in the Agreement, (b) the failure of either Seller to perform of any of his or her covenants in the Agreement or (c) any and all taxes imposed on the Companies for any pre-closing periods that are the result of a violation of any representation or warranty made by the Sellers in the Agreement. The Sellers shall in no event be responsible to indemnify the Buyer for any losses the Buyer suffers that are the result of its own negligence or willful failure to act.

     The Sellers’ representations and warranties regarding their authority to enter into the Agreement; the execution and delivery of the Agreement not requiring the consent of any third party and not violating any law, permit or contract of the Companies; the subsidiaries of the Companies; the Sellers’ ownership of the Companies equity and the capitalization of the Companies shall survive indefinitely. Any claims for indemnification that the Sellers must pay as a result of a breach of any of these representations or warranties shall be limited to the aggregate purchase price (including cash and stock) received by the Sellers.

     The Sellers’ representations and warranties regarding tax matters shall survive for six years following the closing. All of the other representations and warranties made by the Sellers in the Agreement shall survive for three years following the closing. The Sellers’ liability for

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breaches of representations and warranties that do not survive indefinitely is limited to an aggregate of U.S.$8.15 million, with separate, smaller limits for breaches of specific representations and warranties.

     The Buyer agrees to indemnify and hold the Sellers harmless for all losses resulting from the breach of any representation or warranty made by the Buyer in the Agreement or resulting from the failure of Buyer to perform any of its covenants in the Agreement. The Buyer shall in no event be responsible to indemnify the Buyer for any losses the Sellers suffer that are the result of their own negligence or willful failure to act.

     Each party seeking indemnification (the “Indemnitee”) shall notify the party responsible to provide the indemnification (the “Indemnifying Party”) within 30 days of becoming aware of facts that may support a claim for indemnification. If the claim for indemnification is prompted by the commencement of an action by a third party, then the Indemnifying Party may participate in the claim and assume the defense against the third party with counsel satisfactory to the Indemnitee. Each Indemnitee shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of a third party claim and in connection with recovering from any third parties any amounts that the Indemnifying Party may pay or be required to pay by way of indemnification under the Agreement.

     Each Indemnitee shall be responsible to take reasonable steps to mitigate its damages in the same manner as it would if no indemnification rights were available. An Indemnitee may collect damages from the Indemnifying Party by way of offset against any amounts Indemnitee owes to the Indemnifying Party, including amounts owning as a portion of the purchase price or in connection with the Lease Agreement, but only if the Indemnitee has obtained a judicial or arbitration ruling to that effect.

     The amount owed by the Indemnifying Party shall be reduced by any amounts collected by the Indemnitee from an insurance policy related to its losses or from any tax benefit resulting from its losses. No indemnification under the Agreement will be permitted if it results in unfair enrichment of a party.

Release of Escrow Shares

     If the Buyer does not give the Sellers notice of a claim for indemnification prior to the dates set forth below, the Sellers’ shares of Fuel Systems common stock which will be deposited into an escrow account at the closing will be released as follows:

·	50% of the shares held in the escrow account will be released on the third anniversary of the closing, and

·	the remaining 50% of the shares will be released on the sixth anniversary of the closing.

     In the event that the Buyer seeks indemnification from the Sellers on any matter during the term of the escrow, the escrow agent will only distribute to the Sellers on the dates set forth above the portion of the escrow shares that are not necessary to cover any pending or finalized indemnification claim of the Buyer. If, during the first three years following the closing, the

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amount of Buyer’s losses exceeds the value of 50% of the escrow shares, no partial release will be made to the Sellers on the third anniversary of the closing. The escrow shares will be held in the escrow until the final resolution of any claims for indemnification, even if such date exceeds six years following the closing. The value of the escrow shares will be determined by the closing price on the Nasdaq Stock Market of Fuel Systems’ common stock on the day prior to the release of the shares to either the Buyer or the Sellers. The Buyer’s losses will not be limited to the value of the escrow shares, but the Buyer must deplete the escrow shares before claiming any amount in cash from the Sellers.

     During the first three years following the closing, the Sellers may deposit $4.0 million into the escrow account in exchange for all of the escrow shares, and during the second three years following the closing, the Sellers may deposit $2.0 million plus an amount adequate to cover the Buyer’s losses for any unresolved claims into the escrow account in exchange for all of the escrow shares then in the account.

Dispute Resolution

     If any dispute arises out of or is connected with the Agreement, the parties shall resolve it by mutual agreement between the Buyer and the Seller(s) involved in the dispute after negotiations. If the parties fail to reach an agreement within 21 days after their first discussions, they shall submit the dispute to mediation before the Centro Empresarial de Mediación y Arbitraje (CEMA) in accordance with its mediation rules.

     If the parties fail to resolve the controversy in mediation, then they must submit to arbitration under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. The arbitration shall be held in Miami, Florida and will be conducted in Spanish. The arbitrators shall be empowered to rule upon their own jurisdiction and the existence or validity of the Agreement’s arbitration clause. The arbitrators will be empowered to grant such remedies as they deem necessary upon the request of the parties, including injunctive relief. A request for injunctive relief filed by one of the parties before a judicial court shall not be deemed to be inconsistent with the arbitration agreement or a waiver of the right to submit the dispute to arbitration. The decision of the arbitrators shall be final and binding on the parties.

Miscellaneous Matters

     The Agreement is governed by Argentine law. The Spanish language original version of the Agreement shall prevail over any English translation. The Agreement may be amended only with the written consent of each of the parties.

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